Exhibit 99.1

Infinity Amends PI3K-Delta, Gamma Agreement with Takeda Oncology

Cambridge, Mass. – July 27, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), today announced that it has amended its license agreement with Takeda Oncology for IPI-549, Infinity’s potentially first-in-class immuno-oncology product candidate that selectively inhibits phosphoinositide-3-kinase gamma (PI3K-gamma). Under the amended agreement, Infinity will no longer have an obligation to pay Takeda future royalties on worldwide net sales of selective inhibitors of PI3K-gamma, including IPI-549.

In exchange for eliminating the royalty obligation, Infinity issued to Takeda an unsecured $6.0 million convertible note that matures on July 27, 2018, and accrues interest at an annual rate of eight percent. The company is obligated to pay the principal amount together with any accrued interest on or before the maturity date in cash or in shares of Infinity common stock, at the election of Takeda. The share payment price would equal the average closing price of Infinity’s common stock for the 20 days prior to the payment date.

“Our decision to enter this amendment underscores Infinity’s belief in the potential of IPI-549 to be an oral, selective first-in-class inhibitor of PI3K-gamma for the treatment of a broad range of solid tumors, and we are continuing to advance our Phase 1 study evaluating IPI-549 both as a monotherapy and in combination with Opdivo, a PD-1 immune checkpoint inhibitor,” stated Adelene Perkins, Infinity’s chief executive officer. “This amendment reduces the total royalty burden on any future net sales of IPI-549 to four percent due to Mundipharma and Purdue from a previous agreement.”

Infinity remains obligated to pay development, regulatory and commercial milestones to Takeda for IPI-549. The remaining milestones comprise up to a total of $5 million in development milestones, up to $50 million in success-based regulatory milestones, and up to $115 million in commercial milestones, which are due once certain sales thresholds have been met.

Under a previous agreement, Infinity is obligated to pay Mundipharma International Corporation Limited and Purdue Pharmaceutical Products L.P. a four percent royalty in the aggregate on worldwide net sales of IPI-549, which steps down to one percent in the U.S. after a certain sales threshold is met.

About IPI-549 and the Ongoing Phase 1 Study

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor to an anti-tumor phenotype and is able to overcome resistance to checkpoint inhibition.1,2 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

A Phase 1 study of IPI-549 in patients with advanced solid tumors is ongoing to explore the activity, safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in patients with advanced solid tumors.3 The study includes monotherapy and combination dose-escalation phases, in addition to a monotherapy expansion cohort and combination expansion cohorts. The expansion cohorts evaluating IPI-549 plus Opdivo will include patients with non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN). Patients enrolled in these combination expansion cohorts represent a difficult-to-treat population, as they must have demonstrated initial resistance or subsequently develop resistance to a PD-1 or PD-L1 therapy immediately prior to enrolling in the study. Overall, the study is expected to enroll approximately 175 patients.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing.3 For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo; clinical trial plans regarding IPI-549; the potential benefits of entering into the amendment to the license agreement with Takeda, and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio or other strategic options Infinity may pursue will result in stock price appreciation.

[1]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[2]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[3]	www.clinicaltrials.gov, NCT02637531.

Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including those described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 9, 2017, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

Jaren.Madden@infi.com

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